Exhibit 21

Subsidiaries of A-Mark Precious Metals, Inc.
At June 30, 2014
(all 100% owned)

Name of Subsidiary    Jurisdiction of Incorporation
Collateral Finance Corporation    Delaware A-Mark Trading AG    Austria
Transcontinental Depository Services, L.L.C    Delaware